                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                           FIRST BANCTRUST CORPORATION

                                       AND

                            RANTOUL FIRST BANK, S.B.

                                 APRIL 18, 2005

                                TABLE OF CONTENTS

ARTICLE 1         DEFINITIONS........................................................        1

Section 1.1       Definitions........................................................        1
Section 1.2       Principles of Construction.........................................        6

ARTICLE 2         THE MERGER.........................................................        8

Section 2.1       The Merger.........................................................        8
Section 2.2       Effective Time; Closing............................................        8
Section 2.3       FBC's Deliveries at Closing........................................        9
Section 2.4       Bank's Deliveries at Closing.......................................       10
Section 2.5       Bank Merger........................................................       11
Section 2.6       Alternative Structure..............................................       11
Section 2.7       Absence of Control.................................................       11

ARTICLE 3         CONVERSION OF SECURITIES IN THE MERGER.............................       12

Section 3.1       Manner of Merger...................................................       12
Section 3.2       Rights as Stockholders; Stock Transfers............................       12
Section 3.3       Exchange Procedures................................................       12
Section 3.4       Dissenting Shares..................................................       13

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF BANK.............................       13

Section 4.1       Bank Organization..................................................       13
Section 4.2       Bank Subsidiary Organization.......................................       13
Section 4.3       Authorization; Enforceability......................................       14
Section 4.4       No Conflict........................................................       14
Section 4.5       Bank Capitalization................................................       14
Section 4.6       Bank Subsidiary Capitalization.....................................       15
Section 4.7       Financial Statements and Reports...................................       16
Section 4.8       Books and Records..................................................       16
Section 4.9       Title to Properties................................................       16
Section 4.10      Condition and Sufficiency of Assets................................       17
Section 4.11      Loans; Allowance for Loan and Lease Losses.........................       17
Section 4.12      Undisclosed Liabilities; Adverse Changes...........................       18
Section 4.13      Taxes..............................................................       18
Section 4.14      Compliance with ERISA..............................................       18
Section 4.15      Compliance with Legal Requirements.................................       18
Section 4.16      Legal Proceedings; Orders..........................................       19
Section 4.17      Absence of Certain Changes and Events..............................       19
Section 4.18      Properties, Contracts and Employee Benefit Plans...................       22
Section 4.19      No Defaults........................................................       24
Section 4.20      Insurance..........................................................       25

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
Section 4.21      Compliance with Environmental Laws.................................       25
Section 4.22      Regulatory Filings.................................................       25
Section 4.23      Fiduciary Accounts.................................................       25
Section 4.24      Indemnification Claims.............................................       26
Section 4.25      Insider Interests..................................................       26
Section 4.26      Brokerage Commissions..............................................       26
Section 4.27      Approval Delays....................................................       26
Section 4.28      Code Sections 280G and 4999........................................       26
Section 4.29      Disclosure.........................................................       26

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF FBC AND ACQUISITION COMPANY......       28

Section 5.1       FBC Organization...................................................       27
Section 5.2       Authorization; Enforceability......................................       27
Section 5.3       No Conflict........................................................       27
Section 5.4       Approval Delays....................................................       28
Section 5.5       Financial Resources................................................       28
Section 5.6       Disclosure.........................................................       28

ARTICLE 6         BANK'S COVENANTS...................................................       28

Section 6.1       Access and Investigation...........................................       28
Section 6.2       Operation of Bank and Bank Subsidiaries............................       29
Section 6.3       Negative Covenant..................................................       31
Section 6.4       Subsequent Bank Financial Statements...............................       31
Section 6.5       Title to Real Estate...............................................       31
Section 6.6       Surveys............................................................       31
Section 6.7       Environmental Investigation........................................       31
Section 6.8       Advice of Changes..................................................       32
Section 6.9       Other Offers.......................................................       32
Section 6.10      Voting Agreement...................................................       33
Section 6.11      Non-Competition Agreement..........................................       33
Section 6.12      Stockholders' Meeting..............................................       33
Section 6.13      Information Provided to FBC........................................       34
Section 6.14      Amendment or Termination of Employee Benefit Plans.................       34
Section 6.15      Data and Item Processing Agreements................................       34
Section 6.16      Tax Matters........................................................       34
Section 6.17      Severance Agreements...............................................       34
Section 6.18      Accounting and Other Adjustments...................................       34
Section 6.19      Shambaugh Agreement................................................       ..
Section 6.20      ESOP and Profit Sharing Plan.......................................       36

ARTICLE 7         FBC'S COVENANTS....................................................       37

Section 7.1       Information Provided to Bank.......................................       36
Section 7.2       Indemnification; Director and Officer Insurance....................       36
Section 7.3       Employee Benefits..................................................       36

Section 7.4       Board Seats........................................................       37
Section 7.5       Severance Benefits.................................................       37
Section 7.6       Negative Covenant..................................................       39
Section 7.7       Advice of Changes..................................................       39
Section 7.8       Management.........................................................       39

ARTICLE 8         COVENANTS OF ALL PARTIES...........................................       38

Section 8.1       Regulatory Approvals...............................................       38
Section 8.2       Necessary Approvals................................................       38
Section 8.3       Customer and Employee Relationships................................       38
Section 8.4       Publicity..........................................................       39
Section 8.5       Best Efforts; Cooperation..........................................       39

ARTICLE 9         CONDITIONS PRECEDENT TO OBLIGATIONS OF FBC.........................       39

Section 9.1       Accuracy of Representations and Warranties.........................       39
Section 9.2       Bank's Performance.................................................       39
Section 9.3       Documents Satisfactory.............................................       39
Section 9.4       Corporate Approval.................................................       40
Section 9.5       No Proceedings.....................................................       40
Section 9.6       Absence of Material Adverse Changes................................       40
Section 9.7       Consents and Approvals.............................................       40
Section 9.8       No Prohibition.....................................................       40
Section 9.9       Severance Agreements...............................................       40
Section 9.10      Allowance for Loan and Lease Losses................................       40
Section 9.11      Bank Capitalization................................................       40
Section 9.12      Bank Transaction Expenses..........................................       40
Section 9.13      Mimimum Stockholders' Equity.......................................       40
Section 9.14      Financing..........................................................       40
Section 9.15      Fairness Opinion...................................................       41
Section 9.16      Cherry Orchards Apartments Sale....................................       40

ARTICLE 10        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BANK....................       41

Section 10.1      Accuracy of Representations and Warranties.........................       41
Section 10.2      FBC's Performance..................................................       41
Section 10.3      Documents Satisfactory.............................................       41
Section 10.4      Corporate Approval.................................................       41
Section 10.5      No Proceedings.....................................................       41
Section 10.6      Consents and Approvals.............................................       42
Section 10.7      No Prohibitions....................................................       42
Section 10.8      Fairness Opinion...................................................       42

ARTICLE 11        TERMINATION........................................................       42

Section 11.1      Reasons for Termination and Abandonment............................       42
Section 11.2      Effect of Termination..............................................       42
Section 11.3      Expenses...........................................................       43
Section 11.4      Termination Payment................................................       43

ARTICLE 12        MISCELLANEOUS......................................................       44

Section 12.1      Governing Law......................................................       44
Section 12.2      Assignments, Successors and No Third Party Rights..................       44
Section 12.3      Waiver.............................................................       44
Section 12.4      Notices............................................................       44
Section 12.5      Entire Agreement...................................................       46
Section 12.6      Modification.......................................................       46
Section 12.7      Severability.......................................................       46
Section 12.8      Further Assurances.................................................       46
Section 12.9      Survival...........................................................       46
Section 12.10     Counterparts; Facsimiles...........................................       46
Section 12.11     Jurisdiction and Service of Process................................       46

                                 APPENDIX INDEX

I.    Merger Agreement

                                  EXHIBIT INDEX

A      Form of Legal Opinion of Counsel to First BancTrust Corporation

B      Form of Legal Opinion of Counsel to Rantoul First Bank, s.b.

C      Form of Exchange Agent Agreement

D      Form of Voting Agreement

E      Form of Non-Competition Agreement

F-1    Form of Ronnie Shambaugh Severance Agreement

F-2    Form of Kerwin Paris Severance Agreement

F-3    Form of Karen Hinton Severance Agreement

G      Form of Release

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of April 18, 2005 (the "AGREEMENT DATE"), among FIRST BANCTRUST CORPORATION, a Delaware corporation ("FBC") and RANTOUL FIRST BANK, S.B., a savings bank organized under the laws of the State of Illinois ("BANK").

                                    RECITALS

      A. The parties to this Agreement desire to effect a reorganization whereby FBC will acquire control of Bank through the merger (the "MERGER") of RANTOUL INTERIM BANK, an interim Illinois savings bank to be formed by FBC ("INTERIM BANK") with and into Bank with Bank being the surviving institution in the Merger (the "RESULTING BANK").

      B. Pursuant to the terms of this Agreement, each outstanding share of the common stock of Bank, $1.00 par value per share ("BANK COMMON STOCK"), shall be converted at the effective time of the Merger into the right to receive cash as set forth in this Agreement.

      C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

                                   AGREEMENTS

      In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

      SECTION 1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

            (a) "ADJUSTED STOCKHOLDERS' EQUITY" means the consolidated tangible stockholders' equity of Bank, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of Bank for all periods ending on or prior to the Determination Date, and the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by Bank or any Bank Subsidiary in connection with this Agreement and the Contemplated Transactions including, but not limited to, Bank Transaction Expenses, but adjusted to exclude:

                  (i) any realized gains or losses resulting from sales of investment securities effected between December 31, 2004, and the Closing Date (as defined below);

                  (ii) any adjustments made in accordance with Statement of Financial Accounting Standard No. 115;

                  (iii) any expenses incurred or accounting or other adjustments made pursuant to Sections 2.5, 6.5, 6.6, 6.7 or 6.18 of this Agreement;

                  (iv) the cost of satisfying the Severance Payment contemplated by Section 6.19 of this Agreement; and

                  (v) any adjustment in the Bank's investment portfolio to reflect mark-to-market adjustments caused by changes in interest rates.

Bank's Adjusted Stockholders' Equity shall be calculated by Bank's independent auditors, in consultation with FBC's independent auditors, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available. Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by an auditor selected by FBC, which approval shall not be unreasonably withheld.

            (b) "AFFILIATE" means with respect to:

                  (i)a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

                  (ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

            (c) "BANK STOCKHOLDER" means a holder of record of Bank Common
Stock.

            (d) "BANK SUBSIDIARY" means any Subsidiary of Bank.

            (e)"BANK TRANSACTION EXPENSES" means: (i) all transaction costs of Bank necessary to consummate the Contemplated Transactions; (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Bank in connection with this Agreement and the Contemplated Transactions; (iii) the costs of preparing, printing and mailing the Proxy Statement to Bank Stockholders and obtaining the approval of Bank Stockholders of the Contemplated Transactions; (iv) all amounts paid or payable to any director, officer or employee of Bank or any Bank Subsidiary under any Contract or plan as a result of the Contemplated Transactions except with respect to the Severance Payment contemplated by Section 6.19 of this Agreement; (v) any Remediation Costs (as defined in Section 6.7 of this Agreement), and (vi) all other non-payroll related costs and expenses in each case incurred or to be incurred by Bank or any Bank Subsidiary through the Effective Time in connection with this Agreement and the Contemplated Transactions.

            (f) "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

            (g) "BREACH" means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

            (h) "BUSINESS DAY" means any day on which the trading of stock occurs on the over-the-counter-bulletin-board.

            (i) "CALL REPORTS" means the quarterly reports of income and condition filed by Bank with Regulatory Authorities.

            (j) "CODE" means the Internal Revenue Code of 1986, as amended.

            (k) "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by FBC and Bank of their respective covenants and obligations under this Agreement; (iii) FBC's acquisition of control of Bank; (iv) FBC's payment of cash in exchange for shares of Bank Common Stock; and (v) the First Bank Merger (as hereinafter defined), if applicable.

            (l) "CONTRACT" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

            (m) "CRA" means the Community Reinvestment Act, as amended.

            (n) "DETERMINATION DATE" means the close of business on the last Business Day preceding the Closing Date.

            (o) "DFPR" means the Illinois Department of Financial and Professional Regulation.

            (p) "DISSENTING SHARES" means those share which are held by persons who perfect their dissenter's rights of appraisal under the ISBA.

            (q) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (r) "FAMILY" means with respect to an individual: (i) the individual; (ii) the individual's spouse and former spouses; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

            (s)   "FDIC" means the Federal Deposit Insurance Corporation.

            (t) "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

            (u) "FIRST BANK" means First Bank and Trust, S.B., a savings bank organized and existing under the laws of the State of Illinois with its main office located in Paris, Illinois, and a wholly-owned subsidiary of FBC.

            (v) "GAAP" means accounting principles generally accepted in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of FBC or Bank, as the case may be.

            (w)   "ISBA" means the Illinois Savings Bank Act.

            (x)   "KNOWLEDGE" with respect to:

                  (i) an individual means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting an investigation concerning the existence of such fact or other matter; and

                  (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, executive officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

            (y) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

            (z) "MATERIAL ADVERSE EFFECT" with respect to a Person (other than an individual) means, an effect that (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) is material and adverse to the financial condition, results of operations, properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, but not including the effect of any change of any Legal Requirement, or interpretation thereof by courts or governmental agencies, changes in GAAP or regulatory accounting principles, actions or omissions of a Party (or its Subsidiary) taken with the prior written consent of the other Party or economic event affecting financial institutions generally, or any change in the value of securities whether held as available for sale or held to maturity, resulting from a change in interest rates.

            (aa) "MATERIAL INTEREST" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

            (bb) "ORDER" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

            (cc) "ORDINARY COURSE OF BUSINESS" means any action taken by a Person only if such action:

                  (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

                  (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the normal day-to-day operations of other Persons that are in the same line of business as such Person.

            (dd) "PER SHARE CASH CONSIDERATION" means Twenty-Two Dollars and Ten Cents ($22.10).

            (ee) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

            (ff) "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

            (gg) "PROXY STATEMENT" means the proxy statement to be used by Bank in connection with the solicitation by its board of directors of proxies for use at the meeting of its stockholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to Section 6.12 of this Agreement.

            (hh) "REGULATORY AUTHORITY" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal
Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Bank, FBC or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the FDIC and the DFPR.

            (ii) "REPRESENTATIVE" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

            (jj) "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

            (kk) "TAX" means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

            (ll) "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            (mm) "THREATENED" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

      SECTION 1.2 PRINCIPLES OF CONSTRUCTION.

            (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:

                  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's reasonable discretion;

                  (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

                  (iii) in computing periods from a specified date to a later specified date, the words "FROM" and "COMMENCING ON" (and the like) mean "FROM AND INCLUDING," and the words "TO," "UNTIL" and "ENDING ON" (and the like) mean "TO, BUT EXCLUDING";

                  (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

                  (v)   indications of time of day mean Paris, Illinois time;

                  (vi)  "INCLUDING" means "INCLUDING, BUT NOT LIMITED TO";

                  (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;

                  (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require;

                  (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and

                  (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

            (b) The schedules of Bank referred to in this Agreement (the "BANK SCHEDULES" and collectively the "SCHEDULES") shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by Bank to FBC before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control;

            (c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP; and

            (d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

                                   ARTICLE 2
                                   THE MERGER

      SECTION 2.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the ISBA and a Merger Agreement to be entered into by and between Interim Bank and Bank (the "MERGER AGREEMENT"), substantially in the form of Appendix I attached hereto, at the Effective Time (as defined in the Merger Agreement), Interim Bank shall be merged with and into Bank. The Bank shall be the Resulting Bank in the Merger and shall be considered the same business and corporate entity as each merging bank and shall have the other properties, liabilities and attributes as provided by the ISBA. As set forth more fully in the Merger Agreement (which provisions control in the event of any conflict with the terms of this Agreement) pursuant to the Merger:

            (a) The articles of incorporation of Bank as in effect as of the Effective Time, shall be the articles of incorporation of the Resulting Bank;

            (b) The Bylaws of Bank as in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Resulting Bank;

            (c) The directors of Bank immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Resulting Bank, except that there shall be two (2) persons designated by FBC to serve on the Board of Directors of the Resulting Bank; and

            (d) The officers of Bank immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Resulting Bank.

      SECTION 2.2 EFFECTIVE TIME; CLOSING. Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the "CLOSING") shall occur through the mail (including facsimile or e-mail) or at a place that is mutually acceptable to FBC and Bank, or if they fail to agree, at the offices of Howard & Howard Attorneys, P.C., located at One Technology Plaza, Suite 600, 211 Fulton Street, Peoria, Illinois 61602, at 10:00 a.m. on such date which is the end of the calendar month in which all of the following conditions are satisfied: (i) the receipt of the last required regulatory approval of the Merger and the expiration of the last requisite waiting period; and (ii) the satisfaction or waiver in writing of all of the conditions provided for in Articles 9 and 10 of this Agreement; whichever is later, or at such other time as Bank and FBC may agree in writing (the "CLOSING DATE"). Subject to the provisions of Article 11 of this Agreement, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      SECTION 2.3 FBC'S DELIVERIES AT CLOSING. At the Closing, FBC shall deliver or cause to be delivered the following items to or on behalf of Bank:

            (a) A good standing certificate for FBC issued by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois and dated in each case not more than fifteen (15) Business Days prior to the Closing Date;

            (b) A copy of the certificate of incorporation of FBC certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

            (c) A certificate of the Secretary or any Assistant Secretary of FBC dated the Closing Date certifying a copy of the bylaws of FBC;

            (d) Copies of resolutions of the board of directors of FBC approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of FBC;

            (e) A certificate executed by the Chief Executive Officer or a Senior Vice President, and by the Secretary or any Assistant Secretary of FBC, dated the Closing Date, stating that: (i) all of the representations and warranties of FBC set forth in this Agreement, as the same may have been updated pursuant to Section 7.7 of this Agreement, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) FBC has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, FBC shall have performed and complied in all respects with such covenants and obligations;

            (f) A legal opinion of FBC's counsel dated the Closing Date in the form attached as EXHIBIT A; and

            (g)   Such other documents as Bank may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Bank and its counsel.

      SECTION 2.4 BANK'S DELIVERIES AT CLOSING. At the Closing, Bank shall deliver or cause to be delivered the following items to FBC:

            (a) A good standing certificate for Bank issued by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

            (b) A copy of the articles of incorporation of Bank certified by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

            (c) A certificate of the Secretary of Bank dated the Closing Date certifying a copy of the bylaws of Bank and stating that there have been no further amendments to the articles of incorporation of Bank delivered pursuant to the immediately preceding paragraph of this Section;

            (d) Copies of resolutions of the board of directors and Bank Stockholders authorizing and approving this Agreement, the Merger Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Bank;

            (e) A certificate executed by the Chief Executive Officer or Executive Vice President, and by the Secretary or any Assistant Secretary of Bank, dated the Closing Date, stating that: (i) all of the representations and warranties of Bank set forth in this Agreement, as the same may have been updated pursuant to Section 6.8 of this Agreement, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Bank has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Bank shall have performed and complied in all respects with such covenants and obligations;

            (f) A list of all Bank Record Stockholders as of three (3) Business Days immediately preceding the Determination Date, certified by the Secretary or any Assistant Secretary of Bank;

            (g) Owner's title insurance policies issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to FBC in accordance with the title commitments delivered by Bank to FBC in accordance with Section 6.5 of this Agreement, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of Bank;

            (h) A legal opinion of Bank's counsel dated the Closing Date in the form attached as EXHIBIT B;

            (i) A certificate of each of Bank's legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by Bank prior to and including the Effective Time have been paid in full;

            (j) The Severance Agreements contemplated by Section 6.17 of this Agreement;

            (k) The Release and evidence reasonably satisfactory to FBC that the Severance Payment has been paid, each as contemplated by Section 6.19 of this Agreement; and

            (l)   Such other documents as FBC may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to FBC and its counsel.

      SECTION 2.5 BANK MERGER. The parties contemplate, without making it mandatory, that after the Merger has become effective, Bank will be merged with and into First Bank, with First Bank being the resulting bank (such merger of Bank into First Bank being hereinafter called the "FIRST BANK MERGER"). FBC and Bank agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the First Bank Merger, subject and subsequent to the consummation of, and to be effective concurrently with, the Merger or at such time thereafter, all as determined by FBC in its sole discretion.

      SECTION 2.6 ALTERNATIVE STRUCTURE. Notwithstanding anything contained herein to the contrary, upon receipt of Bank's prior written consent (which consent shall not be unreasonably withheld), FBC may specify, for any reasonable business, tax or regulatory purpose, that, before the special meeting of stockholders of Bank held pursuant to Section 6.12 of this Agreement, FBC and Bank shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of Bank with any Affiliate of FBC, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change on the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the holders of Bank Common Stock.

      SECTION 2.7 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither FBC nor Bank by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

                                   ARTICLE 3
                     CONVERSION OF SECURITIES IN THE MERGER

      SECTION 3.1 MANNER OF MERGER. Subject to the provisions of this Agreement and the Merger Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

            (a) Each share of Interim Bank common stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Resulting Bank; and

            (b) Each share of Bank Common Stock (other than shares held by Bank or any Bank Subsidiary, except for shares held by any of them in a fiduciary capacity, and Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration. The Per Share Cash Consideration that may be paid, on an aggregate basis, to Bank Stockholders is referred to herein as the "MERGER CONSIDERATION"; and

            (c) Each share of Bank Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      SECTION 3.2 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Bank Common Stock shall cease to be, and shall have no rights as, stockholders of Bank, other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Bank or the Surviving Corporation of shares of Bank Common Stock.

      SECTION 3.3 EXCHANGE PROCEDURES.

            (a) As soon as is reasonably practicable, but in no event later than five (5) Business Days after the Closing Date, Illinois Stock Transfer Company, in its capacity as exchange agent for the parties to this Agreement (the "EXCHANGE AGENT"), shall mail to each holder of record of Bank Common Stock, instructions for use in effecting the surrender of the certificates representing such Bank Common Stock (the "CERTIFICATES") in exchange for the Merger Consideration (the "TRANSMITTAL LETTER"). Upon proper surrender to the Exchange Agent of Certificates for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Certificates shall be entitled to receive in exchange therefor a check representing the amount of Merger Consideration that such holder is entitled to receive pursuant to this Article;

            (b) No later than the day before the Closing Date, FBC shall deposit with the Exchange Agent for the benefit of holders of Certificates, cash or immediately available funds equal to the aggregate Merger Consideration (the "EXCHANGE FUND"). The Exchange Fund shall be held by the Exchange Agent for the benefit of Bank Stockholders pursuant to the terms of an Exchange Agent Agreement in the form of EXHIBIT C. After the Closing Date, FBC shall make additional deposits to the Exchange Fund, and the Exchange Agent may return certificates or funds held by the Exchange Agent, as may be necessary for the completion of the exchange of

Certificates for the Merger Consideration in accordance with this Article. All fees, costs and expenses of the Exchange Agent shall be borne solely by FBC;

            (c) No interest shall be paid to the holder of any unsurrendered Certificate representing shares of Bank Common Stock converted in the Merger;

            (d) Neither the Exchange Agent nor any party hereto shall be liable to any former Bank Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws; and

            (e) Any portion of the Merger Consideration that remains unclaimed by Bank Stockholders on the six (6) month anniversary of the Effective Time shall be paid to FBC to be held for the benefit of holders of unsurrendered Certificates. Any Bank Stockholders who have not theretofore complied with this Article shall thereafter look only to FBC for payment of the Merger Consideration.

      SECTION 3.4 DISSENTING SHARES. Dissenter's rights shall be available to stockholders of Bank as provided pursuant to the ISBA and the regulations promulgated thereunder.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BANK

      Bank hereby represents and warrants to FBC that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

      SECTION 4.1 BANK ORGANIZATION. Bank: (a) is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois and is qualified to do business and is in good standing in the State of Illinois and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; and (b) has full power and authority, corporate and otherwise, to operate as a savings bank and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of Bank and all amendments thereto are set forth in SCHEDULE 4.1 and are complete and correct. Bank has no Subsidiaries other than as set forth in SCHEDULE 4.1.

      SECTION 4.2 BANK SUBSIDIARY ORGANIZATION. Each Bank Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each Bank Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the articles of incorporation and bylaws (or similar organizational documents) of each Bank Subsidiary and all amendments thereto are set forth in SCHEDULE 4.2 and are complete and correct.

      SECTION 4.3 AUTHORIZATION; ENFORCEABILITY.

            (a) Bank has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Bank, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of Bank enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity; and

            (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws or similar organizational documents of Bank or any Bank Subsidiary: (i) prohibits or restricts Bank's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject FBC to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Bank has unanimously approved the execution of, and performance by Bank of its obligations under, this Agreement.

      SECTION 4.4 NO CONFLICT. Except as set forth in SCHEDULE 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of Bank or any Bank Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Bank or any Bank Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Federal Deposit Insurance Act, as amended (the "FDIA"), and the ISBA; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Bank or any Bank Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Bank or any Bank Subsidiary. Except for the approvals referred to in Section 8.1 and the requisite approval of its stockholders, neither Bank nor any Bank Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      SECTION 4.5 BANK CAPITALIZATION.

            (a) The authorized capital stock of Bank consists, and immediately prior to the Effective Time will consist, exclusively of 2,000,000 shares of Bank Common Stock, $1.00 par value per share, of which 190,961 shares are, and immediately prior to the Effective Time will be, duly authorized, validly issued and outstanding and fully paid and non-assessable, and no shares are held by Bank as treasury shares;

            (b) None of the shares of Bank Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. No shares of Bank capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Bank or any Bank Subsidiary and no dividends or other distributions payable in any equity securities of Bank or any Bank Subsidiary have been declared, set aside, made or paid to Bank Stockholders. To the Knowledge of Bank, none of the shares of authorized capital stock of Bank are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except with respect to 15,276 shares of Bank Common Stock held in Bank's Employee Stock Ownership Plan (the "ESOP"), all of which are issued and outstanding, there are no shares of capital stock of Bank or any Bank Subsidiary held in any Bank Employee Benefit Plan, as hereinafter defined. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Bank or any Bank Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Bank or any Bank Subsidiary, Bank is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Bank. Except as set forth in SCHEDULE 4.5, Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business; and

            (c) Bank acknowledges that the Merger Consideration was determined based upon the accuracy of the representations and warranties made in this Section with respect to the number of outstanding shares of Bank Common Stock and the absence of any options or other rights to purchase additional shares of Bank Common Stock, and Bank acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on Bank for purposes of this Agreement.

      SECTION 4.6 BANK SUBSIDIARY CAPITALIZATION. SCHEDULE 4.6 describes the authorized capital stock of each Bank Subsidiary, all of which shares are, and immediately prior to the Effective Time will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Bank is, and will be immediately prior to the Effective Time, the record and beneficial owner of one hundred percent (100%) of the outstanding shares of capital stock of each Bank Subsidiary, free and clear of any lien or encumbrance whatsoever and such shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Bank Subsidiary. There are no outstanding securities of any Bank Subsidiary that are convertible into or exchangeable for any shares of such Bank Subsidiary's capital stock and no Bank Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Bank Subsidiary. Neither Bank nor any Bank Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth in SCHEDULE 4.6.

      SECTION 4.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements are included in SCHEDULE 4.7:

            (a) Audited Consolidated Balance Sheets for Bank as of December 31, 2002, 2003 and 2004, and the related audited Consolidated Statements of Operations, Statements of Cash Flows and Consolidated Statements of Changes in Stockholders' Equity of Bank for the years ended December 31, 2002, 2003 and 2004; and

            (b) Call Reports for Bank as of the close of business on December 31, 2002, 2003 and 2004.

      The financial statements described in clause (a) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements described in clauses (a) and
(b) above (collectively, and including the notes thereto, the "BANK FINANCIAL STATEMENTS") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Bank as at the respective dates of, and for the periods referred to in, Bank Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice in the case of the unaudited Bank Financial Statements. The Bank Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render Bank Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Bank Financial Statements.

      SECTION 4.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Bank and each Bank Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound banking and business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by Legal Requirements. The minute books of Bank and each Bank Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of Bank and Bank Subsidiaries.

      SECTION 4.9 TITLE TO PROPERTIES. Bank and each Bank Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Bank Financial Statement or in SCHEDULE 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on Bank Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as "PERMITTED EXCEPTIONS"). Except as set forth in
SCHEDULE 4.9, Bank and each Bank Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Bank, all buildings and structures owned by Bank and each Bank Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

      SECTION 4.10 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of Bank and each Bank Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The assets and properties, whether real or personal, tangible or intangible, that Bank or any Bank Subsidiary purport to own are sufficient for the continued conduct of the business of Bank and each Bank Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

      SECTION 4.11 LOANS; ALLOWANCE FOR LOAN AND LEASE LOSSES. Except as set forth in SCHEDULE 4.11, all loans and loan commitments extended by Bank and any Bank Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the "BANK LOANS") were made and have been maintained materially in accordance with the lending policies of such Bank Subsidiary in the Ordinary Course of Business. The Bank Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such Bank Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such Bank Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth in SCHEDULE 4.9) and each Bank Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such Bank Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Bank. The allowance for loan and lease losses of each Bank Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for probable future losses at an adequate level. To the Knowledge of Bank: (i) none of the Bank Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

      SECTION 4.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in SCHEDULE 4.12, neither Bank nor any Bank Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in Bank Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth in SCHEDULE 4.12, since the date of the latest Bank Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Bank or any Bank Subsidiary, and, to Bank's Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Bank.

      SECTION 4.13 TAXES. Bank and each Bank Subsidiary has duly filed all material Tax Returns required to be filed by it (except for extensions permitted), and each such Tax Return is complete and accurate in all material respects. Bank and each Bank Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Bank or any Bank Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Bank, Threatened against Bank or any Bank Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by Bank or any Bank Subsidiary is presently being conducted or, to the Knowledge of Bank, Threatened by any Regulatory Authority. Bank has delivered or made available to FBC true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by Bank and each Bank Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of Bank or any Bank Subsidiary for any such time period.

      SECTION 4.14 COMPLIANCE WITH ERISA. Except as set forth in SCHEDULE 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) and all Bank Employee Benefit Plans established or maintained by Bank or any Bank Subsidiary or to which Bank or any Bank Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Bank or any Bank Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of Bank or any Bank Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Bank or such Bank Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

      SECTION 4.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Bank and each Bank Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth in SCHEDULE 4.15, each of Bank and each Bank Subsidiary is, and at all times since January 1, 2003, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Bank on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Bank or any Bank Subsidiary of, or a failure on the part of Bank or any Bank Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Bank or any Bank Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Bank. Except as set forth in
SCHEDULE 4.15, neither Bank nor any Bank Subsidiary has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Bank have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of Bank or any Bank Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Bank.

      SECTION 4.16 LEGAL PROCEEDINGS; ORDERS.

            (a) SCHEDULE 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Bank, Threatened against, affecting or involving Bank or any Bank Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2003, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on Bank, and there is no fact to Bank's Knowledge that would provide a basis for any other Proceeding or Order. To the Knowledge of Bank, no officer, director, agent or employee of Bank or any Bank Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Bank or any Bank Subsidiary as currently conducted; and

            (b) Except as set forth in SCHEDULE 4.16, since January 1, 2003, neither Bank nor any Bank Subsidiary is or has been: (i) subject to any cease and desist or other Order or enforcement action issued by, or (ii) a party to any written agreement, consent agreement or memorandum of understanding with, or
(iii) a party to any commitment letter or similar undertaking to, or (iv) subject to any order or directive by, or (v) subject to any supervisory letter from, or (vi) ordered to pay any civil money penalty, which has not been paid, by, or (vii) adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has Bank or any Bank Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

      SECTION 4.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
SCHEDULE 4.17, since December 31, 2004, Bank and each Bank Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, except as set forth in SCHEDULE 4.17, with respect to each, since December 31, 2004, there has not been any and, except as permitted by Section
6.3 hereof, prior to the Effective Time there will not be any:

            (a) (i) change in its authorized or issued capital stock; (ii) grant of any stock option or right to purchase shares of its capital stock; (iii) issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or (vi) declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

            (b) Amendment to its articles of incorporation or bylaws or adoption of any resolutions by its board of directors or stockholders with respect to the same;

            (c) Payment or increase of any bonus, salary or other compensation to any of its stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing Bank Employee Benefit Plan disclosed in Bank Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee;

            (d) Adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Bank Employee Benefit Plan;

            (e) Damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $10,000;

            (f) Entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

            (g) Except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Bank or any Bank Subsidiary of more than $10,000 annually or $10,000 in the aggregate;

            (h) Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;

            (i) Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of Bank or any Bank Subsidiary, or has been classified by Bank or any Bank Subsidiary or Regulatory Authority as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan"; provided, however, that nothing in this Agreement shall prohibit Bank or any Bank Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

            (j) Incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

            (k) Sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by any Bank Subsidiary of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

            (l) Cancellation or waiver by it of any claims or rights with a value in excess of $10,000 or, if made in the Ordinary Course of Business, in excess of $25,000;

            (m) Any investment by it of a capital nature exceeding $10,000 or aggregate investments of a capital nature exceeding $25,000;

            (n) Except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

            (o) Transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

            (p) Material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Bank to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

            (q) Filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

            (r) Discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

            (s) Entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $10,000 in aggregate value or, if made in the Ordinary Course of Business, in excess of $25,000 in aggregate value, except for sales of Bank "other real estate owned" and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

            (t) Purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

            (u) Hiring of any employee with an annual salary in excess of $10,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

            (v) Agreement, whether oral or written, by it to do any of the foregoing.

      SECTION 4.18 PROPERTIES, CONTRACTS AND EMPLOYEE BENEFIT PLANS. Except for Contracts evidencing Bank Loans made by Bank in the Ordinary Course of Business,
SCHEDULE 4.18 lists or describes the following with respect to Bank and each Bank Subsidiary:

            (a) All real property owned by Bank and each Bank Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which Bank and each Bank Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Bank or such Bank Subsidiary;

            (b) All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Bank or any Bank Subsidiary, exclusive of deposit agreements with customers of any Bank Subsidiary entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

            (c) Each Contract that involves performance of services or delivery of goods or materials by Bank or any Bank Subsidiary of an amount or value in excess of $5,000 per annum;

            (d) Each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Bank or any Bank Subsidiary in excess of $5,000;

            (e) Each Contract not referred to elsewhere in this Section that:

                  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

                  (ii) materially affects the business or financial condition of Bank or any Bank Subsidiary;

            (f) Each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property

(except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 or with terms of less than one year);

            (g) Each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "INTELLECTUAL PROPERTY ASSETS"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Bank or any Bank Subsidiary;

            (h) Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

            (i) Each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Bank or any Bank Subsidiary with any other Person;

            (j) Each Contract containing covenants that in any way purport to restrict the business activity of Bank or any Bank Subsidiary or any Affiliate of any of the foregoing, or limit the ability of Bank or any Bank Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

            (k) Each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

            (l) The name and annual compensation of each director or officer or employee of Bank and each Bank Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Bank, each Bank Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2004, and for the current fiscal year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement with respect to each such person;

            (m) Each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Bank or any Bank Subsidiary for the benefit of the officers, directors or employees of Bank or any Bank Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Bank or any Bank Subsidiary for the benefit of the employees of Bank or any Bank Subsidiary (collectively, the "BANK EMPLOYEE BENEFIT PLANS"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of Bank or any Bank Subsidiary;

            (n) The name of each Person who is or would be entitled pursuant to any Contract or Bank Employee Benefit Plan to receive any payment from Bank or any Bank Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

            (o) Each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Bank or any Bank Subsidiary to be responsible for consequential damages;

            (p) Each Contract for capital expenditures in excess of $5,000;

            (q) Each written and, to the Knowledge of Bank, any other warranty, guaranty or other similar undertaking with respect to contractual performance extended by Bank or any Bank Subsidiary other than in the Ordinary Course of Business; and

            (r) Each amendment, supplement and modification in respect of any of the foregoing.

      Copies of each document, Bank Employee Benefit Plan or Contract listed and described in SCHEDULE 4.18 are appended to such Schedule.

      SECTION 4.19 NO DEFAULTS. Except as set forth in SCHEDULE 4.19, to the Knowledge of Bank, each Contract identified or required to be identified in
SCHEDULE 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. Bank and each Bank Subsidiary is, and at all times since January 1, 2003, has been, in full compliance with all applicable terms and requirements of each Contract under which either Bank or any Bank Subsidiary has or had any obligation or liability or by which Bank or any Bank Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Bank on a consolidated basis. To the Knowledge of Bank, each other Person that has or had any obligation or liability under any such Contract under which Bank or any Bank Subsidiary has or had any rights is, and at all times since January 1, 2003, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Bank on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Bank, any Bank Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Bank Loan, neither Bank nor any Bank Subsidiary has given to or received from any other Person, at any time since January 1, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Bank or any Bank Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

      SECTION 4.20 INSURANCE. SCHEDULE 4.20 lists the policies and material terms of insurance (including Bankers' blanket bond and insurance providing benefits for employees) owned or held by Bank or any Bank Subsidiary on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

      SECTION 4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth in
SCHEDULE 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Bank or any Bank Subsidiary or any of their respective assets that are pending or, to the Knowledge of Bank, Threatened, nor to the Knowledge of Bank is there any factual basis for any of the foregoing, as a result of any asserted failure of Bank or any Bank Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the "ENVIRONMENTAL LAWS"). No environmental clearances or other governmental approvals are required for the conduct of the business of Bank or any Bank Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of Bank, neither Bank nor any Bank Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

      SECTION 4.22 REGULATORY FILINGS. Bank and each Bank Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the FDIC and the DFPR. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      SECTION 4.23 FIDUCIARY ACCOUNTS. Bank and each Bank Subsidiary have properly administered in all material respects all accounts for which any of them acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Legal Requirements and common law. Neither Bank nor any Bank Subsidiary, nor, to the Knowledge of Bank, any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      SECTION 4.24 INDEMNIFICATION CLAIMS. To Bank's Knowledge, no action or failure to take action by any director, officer, employee or agent of Bank or any Bank Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Bank or any Bank Subsidiary under any Contract with, or the corporate indemnification provisions of, Bank or any Bank Subsidiary, or under any Legal Requirements.

      SECTION 4.25 INSIDER INTERESTS. Except as set forth in SCHEDULE 4.25, no officer or director of Bank or any Bank Subsidiary, or any member of the Family of any such Person, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with Bank or any Bank Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Bank or any Bank Subsidiary.

      SECTION 4.26 BROKERAGE COMMISSIONS. Except as set forth in SCHEDULE 4.26, none of Bank, any Bank Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions. Copies of any agreements referred to in SCHEDULE 4.26 are appended to such Schedule.

      SECTION 4.27 APPROVAL DELAYS. To the Knowledge of Bank, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 of this Agreement, would be denied or unduly delayed. The Bank's most recent CRA rating is "satisfactory" or better.

      SECTION 4.28 CODE SECTIONS 280G AND 4999. Except as set forth in SCHEDULE 4.28, no payment that is owed or may become due to any director, officer, employee or agent of Bank or any Bank Subsidiary will be non-deductible to Bank or any Bank Subsidiary (or, following the Merger, FBC) or subject to tax under
Section 280G or Section 4999 of the Code, nor will Bank or any Bank Subsidiary (or, following the Merger, FBC) be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth in SCHEDULE 4.28, neither Bank nor any Bank Subsidiary provides health or welfare benefits to any active employee following such employee's retirement or other termination of service.

      SECTION 4.29 DISCLOSURE. Neither any representation nor warranty of Bank in, nor any Bank Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.8 of this Agreement, will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF FBC

      FBC hereby represents and warrants to Bank that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

      SECTION 5.1 FBC ORGANIZATION. FBC: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in the State of Illinois and in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

      SECTION 5.2 AUTHORIZATION; ENFORCEABILITY.

            (a) FBC has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by FBC, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of FBC enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity;

            (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws of FBC: (i) prohibits or restricts FBC's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Bank to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of FBC has unanimously approved the execution of, and performance by FBC of its obligations under, this Agreement.

      SECTION 5.3 NO CONFLICT. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or bylaws, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of FBC; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which FBC, or any of its assets, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the FDIA and the ISBA. Except for the approvals referred to in Section 8.1 of this Agreement, neither FBC nor any FBC Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      SECTION 5.4 APPROVAL DELAYS. To the Knowledge of FBC, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 of this Agreement, would be denied or unduly delayed. The CRA rating of First Bank, which is the only FBC subsidiary that is a "depository institution," as defined by the FDIA, is "satisfactory" or better.

      SECTION 5.5 FINANCIAL RESOURCES. FBC will have sufficient cash available on the Closing Date to comply with its obligation to fund the Merger Consideration and to perform its other obligations under this Agreement.

      SECTION 5.6 DISCLOSURE. Neither any representation nor warranty of FBC in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.7 of this Agreement, will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 6
                                BANK'S COVENANTS

      SECTION 6.1 ACCESS AND INVESTIGATION.

            (a) FBC and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have reasonable and continuing access to the facilities, operations, records and properties of Bank and each Bank Subsidiary in accordance with the provisions of this Section. FBC and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Bank and each Bank Subsidiary and of their respective financial and legal condition as FBC shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unreasonably with the normal operations of Bank or any Bank Subsidiary. Upon request, Bank and each Bank Subsidiary will furnish FBC or its Representatives, attorneys' responses to auditors' requests for information regarding Bank or such Bank Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by FBC (provided, with respect to attorneys, such disclosure would not result in the waiver by Bank or any Bank Subsidiary of any claim of attorney-client privilege), and will permit FBC and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Bank or such Bank Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to FBC or its Representatives. No investigation by FBC or any of its Representatives shall affect the representations and warranties made by Bank. This Section shall not require the disclosure of any information the disclosure of which to FBC would be prohibited by any Legal Requirement and that would result in a breach of a Person's fiduciary duties.

            (b) Bank shall allow a representative of FBC to attend as an observer all meetings of the board of directors and committees of the board of directors of Bank and any Bank Subsidiary, including any meeting of the loan committee and asset liability management committee of Bank or any Bank Subsidiary. Bank shall give reasonable notice to FBC of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Bank shall provide to FBC all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of Bank or any Bank Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that FBC's representative will be acting solely as an observer, will not have any voting rights with respect to matters discussed at these meetings and that FBC is not managing the business or affairs of Bank or any Bank Subsidiary. All information obtained by FBC at these meetings shall be treated in confidence as provided in that certain Confidentiality Agreement dated December 7, 2004, between FBC and Bank (the "BANK CONFIDENTIALITY AGREEMENT"). Notwithstanding the foregoing, FBC shall not be permitted to attend any portion of a meeting and Bank shall not be required to provide FBC with any materials, in violation of applicable law, or that relates to deliberations regarding FBC or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by Section 6.9 of this Agreement, or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

            (c) Any confidential information or trade secrets of FBC received by Bank, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

      SECTION 6.2 OPERATION OF BANK AND BANK SUBSIDIARIES. Except with the prior written consent of FBC, between the Agreement Date and the Closing Date, Bank will, and will cause each Bank Subsidiary, to:

            (a) Conduct its business only in the Ordinary Course of Business;

            (b) Use its Best Efforts to preserve intact the current business organization of Bank and each Bank Subsidiary, keep available the services of the current officers, employees and agents of Bank and each Bank Subsidiary, and maintain the goodwill of suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with Bank or any Bank Subsidiary;

            (c) Confer with FBC concerning operational matters of a material nature;

            (d) Enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm's-length transactions, and in that connection, from the date hereof to the Closing Date, shall not:

                  (i) enter into any new credit or new lending relationships in excess of $200,000 with respect to secured loans and in excess of $50,000 with respect to unsecured loans to any Person and such Person's Borrowing Affiliate (as defined below); or

                  (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person (any of the foregoing with respect to a Person being referred to as a "BORROWING AFFILIATE") if such Person or such Borrowing Affiliate is the obligor under any indebtedness to any Bank Subsidiary which constitutes a non-performing loan or against any part of such indebtedness any Bank Subsidiary has established loss reserves or any part of which has been charged-off by any Bank Subsidiary;

provided, however, that Bank and any Bank Subsidiary shall be permitted to make any loan that is otherwise prohibited by this subsection with the prior written consent of FBC, or if a Bank Subsidiary has made a written request (which may be made by facsimile or e-mail) for permission to make an otherwise prohibited loan and has provided FBC with all information necessary for FBC to make an informed decision with respect to such request, and FBC has failed to respond to such request within two (2) Business Days after FBC's receipt of such request and all such information;

            (e) Consistent with Bank policies and Legal Requirements, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP, and charge-off any loans or leases that would be deemed uncollectible in accordance with Bank policies, GAAP or any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days;

            (f) Maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

            (g) Not buy or sell any security, but such restriction shall not affect the buying and selling by Bank of Federal Funds or the investment of securities with a maturity term not to exceed twelve (12) months or the reinvestment of dividends paid on any securities owned by Bank as of the date of this Agreement;

            (h) File in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

            (i) Maintain its books, accounts and records in the Ordinary Course of Business; and

            (j) Comply with all Legal Requirements and Contracts.

      SECTION 6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Bank will not, and will cause each Bank Subsidiary not to, without the prior written consent of FBC, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 of this Agreement, is likely to occur.

      SECTION 6.4 SUBSEQUENT BANK FINANCIAL STATEMENTS. The Bank has furnished FBC with copies of the annual audited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in stockholders' equity, and the Call Reports of Bank for each annual or quarterly period completed after December 31, 2004, and will finish all monthly and other financial reports or statements submitted after the date hereof by Bank or any Bank Subsidiary to the board of directors of Bank or any Bank Subsidiary or to any Regulatory Authority, to the extent permitted by law (collectively, the "SUBSEQUENT BANK FINANCIAL STATEMENTS"). Except as may be required by changes in GAAP effective after the date hereof or as recommended by the Bank's independent accountants, the Subsequent Bank Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent Bank Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Bank Financial Statements misleading in any material respect.

      SECTION 6.5 TITLE TO REAL ESTATE. As soon as practical, but in no event later than sixty (60) days after the Agreement Date, Bank shall obtain, at its own expense, and deliver to FBC, with respect to all real estate owned by Bank or any Bank Subsidiary, excluding any "Other Real Estate Owned," (the "BANK REAL ESTATE"), an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to FBC, showing fee simple title in Bank or Bank Subsidiary in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

      SECTION 6.6 SURVEYS. As soon as practical, but in no event later than sixty (60) days after the Agreement Date, Bank shall obtain, at its expense, and deliver to FBC a current ALTA survey of each parcel of Bank Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

      SECTION 6.7 ENVIRONMENTAL INVESTIGATION.

            (a) As soon as practical, but in no event later than forty-five (45) Business Days after the Agreement Date, Bank shall provide to FBC, at Bank's expense, a Phase 1 environmental site assessment with respect to each parcel of Bank Real Estate (the "PHASE 1 REPORTS") conducted by an independent professional consultant reasonably acceptable to FBC to determine if any Bank Real Estate contains or gives evidence that any violations of

Environmental Laws have occurred on any such property. If the Phase 1 Reports disclose any material adverse environmental conditions, or report a reasonable suspicion thereof, then FBC shall be permitted to obtain, at FBC's expense, a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the "PHASE 2 REPORT," and collectively referred to with the Phase 1 Report, as the "ENVIRONMENTAL REPORTS"). FBC shall have no duty to act for the benefit of Bank, any Bank Subsidiary or any other Person upon any information produced by the Environmental Reports, but shall provide such information to Bank as soon as practicable after such information becomes available to FBC; and

            (b) Upon receipt of the estimate of the costs of all follow-up work to the Environmental Reports, FBC and Bank shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Reports. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the "REMEDIATION COST." If the Remediation Cost exceeds Fifty Thousand Dollars ($50,000), FBC may, at its sole option, terminate this Agreement or, alternatively, such cost shall constitute Bank Transactional Expenses and be taken into account when computing Adjusted Shareholders' Equity.

      SECTION 6.8 ADVICE OF CHANGES. Between the Agreement Date and the Closing Date, Bank shall promptly notify FBC in writing if Bank or any Bank Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Bank's representations and warranties as of the Agreement Date, or if Bank or any Bank Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Bank will promptly deliver to FBC a supplement to the Schedules specifying such change. During the same period, Bank will promptly notify FBC of the occurrence of any Breach of any covenant of Bank in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in
Article 9 of this Agreement, impossible or unlikely.

      SECTION 6.9 OTHER OFFERS.

            (a) Until such time, if any, as this Agreement is terminated pursuant to Article 11 of this Agreement, Bank will not, and will cause each Bank Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, or discuss or negotiate with, provide any non-public information to, any Person (other than FBC) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving Bank or any Bank Subsidiary. Notwithstanding such foregoing restriction, Bank may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of Bank determines, in good faith, that the exercise of its fiduciary duties to Bank's Stockholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that Bank may not, in any event, provide to such third party any information which it has not provided to FBC. Bank shall promptly notify FBC orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries; and

            (b) "ACQUISITION TRANSACTION" shall, with respect to Bank, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any bank, savings bank or other institution with Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Bank; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of either Bank; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of Bank; (v) a public proxy or consent solicitation made to Bank Stockholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of Bank; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (v) above; or (vii) the making of a bona fide proposal to Bank or Bank Stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

      SECTION 6.10 VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, Bank shall deliver to FBC a voting agreement in the form of EXHIBIT D, signed by all directors and executive officers of Bank who are Bank Stockholders.

      SECTION 6.11 NON-COMPETITION AGREEMENT. Concurrently with the execution and delivery of this Agreement, Bank shall deliver to FBC a non-competition agreement in the form of EXHIBIT E, signed by all directors of Bank.

      SECTION 6.12 STOCKHOLDERS' MEETING. Not later than forty-five (45) days after the Agreement Date, Bank shall submit the proposed Proxy Statement and such related materials as may be required or appropriate to the FDIC for review. As soon as is reasonably practicable following the receipt by Bank of notice that the FDIC has completed such review (but in no event later than forty-five
(45) days thereafter), Bank shall cause a meeting of its Stockholders to be held for the purpose of acting upon this Agreement. Bank shall send to its stockholders, at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement and information concerning the rights of dissenting stockholders. Bank and its board of directors shall recommend to stockholders the approval of this Agreement and the Merger and shall solicit proxies from Bank Stockholders in order to obtain stockholder approval, and Bank and its board of directors shall not withdraw, modify or change, in any manner adverse to FBC, or publicly announce its intent to withdraw, modify or change, in any manner adverse to FBC, such recommendation of this Agreement and the Merger; provided, however, that Bank shall not be required to make the recommendation required by this Section, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of Bank determines, in good faith, that the exercise of its fiduciary duties to Bank Stockholders under applicable law, as advised by its counsel, so requires.

      SECTION 6.13 INFORMATION PROVIDED TO FBC. Bank agrees that the information contained in the Proxy Statement and that the information concerning Bank or any Bank Subsidiary that is provided or to be provided by Bank to FBC for inclusion or that is included in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Proxy Statement, when mailed and at the time of the meeting of Bank's stockholders referred to in SECTION
6.12 of this Agreement, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. Notwithstanding the foregoing, Bank shall have no responsibility for the truth or accuracy of any information with respect to FBC or any of its Affiliates contained in the Proxy Statement any document submitted to, or other communication with, any Regulatory Authority.

      SECTION 6.14 AMENDMENT OR TERMINATION OF EMPLOYEE BENEFIT PLANS. To the extent permitted by applicable Legal Requirements, upon the written request of FBC, Bank shall take such action as may be necessary to amend or terminate any Bank Employee Benefit Plan on or before the Closing Date on terms reasonably acceptable to FBC; provided, however, that none of Bank nor any Bank Subsidiary shall be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

      SECTION 6.15 DATA AND ITEM PROCESSING AGREEMENTS. Bank agrees to consult with FBC prior to the entry by it or any Bank Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements. Bank agrees to coordinate with FBC the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

      SECTION 6.16 TAX MATTERS. Neither Bank nor any Bank Subsidiary shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to FBC. Bank and each Bank Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to FBC for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

      SECTION 6.17 SEVERANCE AGREEMENTS. At Closing, Bank shall cause to be delivered to FBC severance agreements in the form of EXHIBITS F-1 THROUGH F-3, signed by the officers (the "OFFICERS") of Bank named therein (the "SEVERANCE AGREEMENTS") to be effective at the Effective Time.

      SECTION 6.18 ACCOUNTING AND OTHER ADJUSTMENTS. Subject to applicable Legal Requirements, Bank agrees that it shall, and shall cause each Bank Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of FBC, on a consolidated basis after the Effective Time, in any case as FBC shall reasonably request, provided, however, that neither Bank nor any Bank Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Bank shall have received written assurances that all conditions precedent to Bank's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

      SECTION 6.19 SHAMBAUGH AGREEMENT. On or before the Closing Date, Bank shall pay, and make appropriate accruals with respect to the severance benefits payable to Ronnie Shambaugh pursuant to the Employment Agreement dated December 22, 2003 (the "SHAMBAUGH AGREEMENT") in an amount not to exceed $251,997 (the "SEVERANCE PAYMENT") and obtain from Mr. Shambaugh an amendment to employment agreement and release of claims in the form of Exhibit G (the "RELEASE") whereby Mr. Shambaugh acknowledges that he has received all payments and other benefits he is entitled to receive under the Shambaugh Agreement and which releases Bank, FBC and its and their Affiliates from all claims with respect thereto.

      SECTION 6.20 ESOP AND PROFIT SHARING PLANS. Prior to the Closing Date, Bank shall terminate the Rantoul First Bank, s.b. Employee Stock Ownership Plan (the "ESOP") effective immediately prior to the Effective Time. Immediately following the ESOP's receipt of Merger Consideration, all outstanding ESOP indebtedness shall be repaid out of the proceeds of such Merger Consideration and the balance of any other assets remaining in the Loan Suspense Account (as such term is defined in the ESOP) shall be allocated to the accounts of ESOP participants subject to the receipt of a favorable determination letter from the Internal Revenue Service (the "IRS") as provided for in the ESOP and unless otherwise required by applicable law. Prior to the Closing, Bank shall prepare and file a determination letter request with the IRS on Form 5310, with required attachments and schedules, all conditioned upon the Closing. Bank, and following the Effective Time, FBC will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Bank, nor following the Effective Time, FBC shall make any distribution from the ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the ESOP, the terms of the ESOP shall control; provided, however, in the event of any such conflict, Bank before the Effective Time, and FBC, after the Effective Time, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section. As soon as administratively practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS, FBC shall cause the assets of the ESOP to be distributed to ESOP participants and beneficiaries and permit, as applicable and in accordance with the terms of the First Bank & Trust Retirement Savings Plan (the "FBC 401(k) Plan"), participants to roll over their accounts to the FBC Profit Sharing Plan.

      Prior to the Closing Date, Bank shall terminate the Rantoul First Bank, s.b. Profit Sharing Plan (the "PROFIT SHARING PLAN") effective immediately prior to the Effective Time. Prior to the Closing Date, Bank shall prepare and file a determination letter request with the IRS on Form 5310, with required attachments and schedules, all conditioned upon the Closing. Bank, and following the Effective Time, FBC will adopt such amendments to the Profit Sharing Plan as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Bank, nor following the Effective Time, FBC shall make any distribution from the Profit Sharing Plan except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the Profit Sharing Plan, the terms of the Profit Sharing Plan shall control; provided, however, in the event of any such conflict, Bank before the Effective Time, and FBC, after the Effective Time, shall use their best efforts to cause the Profit Sharing Plan to be amended to conform to the requirements of this Section. As soon as administratively practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS, FBC shall cause the assets of the Profit Sharing Plan to be distributed to Profit Sharing Plan participants and beneficiaries and permit, as applicable and in accordance with the terms of the FBC 401(k) Plan, participants to roll over their accounts to the FBC 401(k) Plan.

                                    ARTICLE 7
                                 FBC'S COVENANTS

      SECTION 7.1 INFORMATION PROVIDED TO BANK. FBC agrees that none of the information concerning FBC or any FBC Subsidiary that is provided or to be provided by FBC to Bank for inclusion or that is included in the Proxy Statement and any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, FBC shall have no responsibility for the truth or accuracy of any information with respect to Bank or any Bank Subsidiary or any of their Affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

      SECTION 7.2 INDEMNIFICATION; DIRECTOR AND OFFICER INSURANCE. Except as may be limited by applicable Legal Requirements, FBC shall honor any of Bank's obligations in respect of indemnification and advancement of expenses currently provided by Bank in its articles of incorporation in favor of the current and former directors and officers of Bank or any Bank Subsidiary with respect to matters occurring prior to the Effective Time. In addition, Bank may, but shall not be required to, acquire extended coverage for acts or omissions occurring at or prior to the Effective Time with respect to claims made within one (1) year following Closing against those persons who are currently covered by Bank's director and officer liability policies of insurance.

      SECTION 7.3 EMPLOYEE BENEFITS. For purposes of determining eligibility to participate in and, where applicable, vesting under FBC's and its Subsidiaries' employee benefit plans, programs and arrangements generally accorded to all employees of FBC and First Bank (including tax-qualified retirement plans, welfare benefit plans, vacation pay and Family and Medical Leave Act leave rights), FBC agrees that all former employees of Bank who become employees of FBC or First Bank ("Continuing Employees") shall receive credit for their past service with Bank as if such employee had then been employed by FBC. In the event of the termination of any Bank health, disability or life insurance plan, or the consolidation of any Bank health, disability or life insurance plan with any FBC health, disability or life insurance plan, FBC shall as soon as practicable make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of FBC. Terminated Bank employees and qualified beneficiaries will have the right to continue coverage under group health plans of FBC in accordance with Code Section 4980B(f).

Continuing Employees who become covered under a FBC health plan shall be required to satisfy the deductible limitations of the FBC health plan for the plan year in which the coverage commences, with offset for deductibles satisfied by Continuing Employees under the Bank health plan during the portion of such plan year that has already occurred. In the event of any termination of any Bank health plan, or consolidation of any Bank health plan with any health plan of FBC or an Affiliate of FBC, the Health Insurance Portability Accountability Act of 1996 will govern any coverage limitations due to pre-existing conditions.

      SECTION 7.4 BOARD SEATS. Immediately following the completion of the First Bank Merger, First Bank shall expand its board of directors by one member, and such board shall take such action as is necessary to appoint as director one individual nominated to such board by Bank, which nominee shall be a person who is currently a non-employee director of Bank and who is otherwise acceptable to FBC in its sole discretion. In addition, following completion of the First Bank Merger, First Bank will establish a community bank board for the Rantoul, Illinois area and expects to request that not less than a majority of current Bank directors serve on such community bank board.

      SECTION 7.5 SEVERANCE BENEFITS. FBC agrees that each employee of Bank who is employed as of the Effective Time (a "BANK EMPLOYEE") and who is terminated from employment, other than for cause, by FBC or First Bank during the twelve
(12) month period following the Effective Time shall receive a severance payment equal to two (2) weeks base salary for each year of service with Bank and/or FBC, with not less than ten (10) weeks base salary to be paid for any such terminated employee. Each Bank Employee who is terminated from employment, other than for cause, by FBC or First Bank during the twelve (12) month period commencing on the first anniversary date of the Effective Time shall receive a severance payment equal to one (1) week base salary for each year of service with Bank and/or FBC, with not less than five (5) weeks base salary to be paid to any such terminated employee. Any terminated Bank Employee will also be entitled to receive continuation of health care benefits which are applicable from time to time to other similarly situated employees of First Bank for up to six (6) months following the date of termination unless such Bank Employee becomes otherwise employed and is eligible to receive health care benefits from his or her new employer. Following such (6) month period the terminated employee shall have rights to healthcare continuation as required under Code Section 4980B ("COBRA Rights"); provided, however, that in the event FBC provides the extended benefits referred to in the immediately preceding sentence, the date of the Qualifying Event, as defined in Code Section 4980B(f)(3), for purposes of determining the period during which such terminated employees elect to continue benefits pursuant to his or her COBRA Rights (the "Continuation Period") shall be the date of the employment termination and the Continuation Period shall not be extended beyond the time period such benefits would have otherwise been available following termination of employment in the absence of the preceding sentence.

      SECTION 7.6 NEGATIVE COVENANTS. Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, FBC will not, and will cause each FBC Subsidiary not to, without the prior written consent of Bank take any affirmative action, or fail to take any reasonable action within its control, the effect of which would be to materially impair or otherwise prevent the consummation of the Contemplated Transactions.

      SECTION 7.7 ADVICE OF CHANGES. Between the Agreement Date and the Closing Date, FBC shall promptly notify Bank in writing if FBC or any FBC Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of FBC's representations and warranties as of the Agreement Date, or if FBC or any FBC Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, FBC will promptly notify Bank of the occurrence of any Breach of any covenant of FBC in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 of this Agreement impossible or unlikely.

      SECTION 7.8 MANAGEMENT. Following the First Bank Merger, FBC anticipates retaining the Bank's CEO, Senior Lending Officer and CFO as employees of First Bank.

                                    ARTICLE 8
                            COVENANTS OF ALL PARTIES

      SECTION 8.1 REGULATORY APPROVALS. By no later than sixty (60) days after the Agreement Date, FBC shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA (or a request for a waiver of the requirements thereof); (b) the FDIC pursuant to the FDIA; (c) the DFPR pursuant to the ISBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. FBC shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, Bank and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and FBC agrees promptly to advise Bank and its counsel of, and share with them, any material communication received by FBC or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

      SECTION 8.2 NECESSARY APPROVALS. FBC and Bank agree that Bank will have primary responsibility for preparation of the Proxy Statement and FBC will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions.

      SECTION 8.3 CUSTOMER AND EMPLOYEE RELATIONSHIPS. Each of FBC and Bank agrees that its respective Representatives may jointly:

            (a) Participate in meetings or discussions with officers and employees of Bank and FBC and their Subsidiaries in connection with employment opportunities with FBC after the Effective Time; and

            (b) Contact Persons having dealings with Bank or FBC or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by FBC after the Effective Time.

      SECTION 8.4 PUBLICITY. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to stockholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

      SECTION 8.5 BEST EFFORTS; COOPERATION. Each of FBC and Bank agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither FBC nor Bank will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing Date, each of FBC and Bank will, and will cause each of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

                                    ARTICLE 9
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF FBC

      The obligations of FBC to consummate the Contemplated Transactions and to take the other actions required to be taken by FBC at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by FBC, in whole or in part):

      SECTION 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Bank set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on Bank or on FBC's rights under this Agreement.

      SECTION 9.2 BANK'S PERFORMANCE. Bank shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on Bank or on FBC's rights under this Agreement.

      SECTION 9.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Bank in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for FBC.

      SECTION 9.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by Bank Stockholders.

      SECTION 9.5 NO PROCEEDINGS. Since the Agreement Date, there must not have been commenced or Threatened against Bank or any Bank Subsidiary any Proceeding:
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Bank or its stockholders or FBC's rights under this Agreement.

      SECTION 9.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect either on Bank or any Bank Subsidiary.

      SECTION 9.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to FBC, and all applicable waiting periods shall have expired.

      SECTION 9.8 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

      SECTION 9.9 SEVERANCE AGREEMENTS. The Severance Agreements shall be in full force and effect, and the Officers shall be active employees of Bank.

      SECTION 9.10 ALLOWANCE FOR LOAN AND LEASE LOSSES. Consistent with the methodology utilized by Bank in the Ordinary Course of Business and GAAP, as of the Closing Date Bank shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) and the amount of the consolidated allowance for loan and lease losses shall not be less than $215,000.

      SECTION 9.11 BANK CAPITALIZATION. At the Effective Time, the issued and outstanding capital stock of Bank shall consist exclusively of no more than 190,961 shares of Bank Common Stock.

      SECTION 9.12 BANK TRANSACTION EXPENSES. FBC shall have received proof satisfactory to it that Bank has paid or fully accrued for as of the Determination Date all of Bank Transaction Expenses.

      SECTION 9.13 MINIMUM STOCKHOLDERS' EQUITY. The Bank's Adjusted Stockholders' Equity shall not be less than $2.6 million.

      SECTION 9.14 FINANCING. FBC shall have obtained financing to enable FBC to pay the Merger Consideration.

      SECTION 9.15 FAIRNESS OPINION. Bank shall have received an opinion, reasonably satisfactory to FBC, from Keller & Company, Inc. (the "FAIRNESS OPINION"), dated as of the Agreement Date, to the effect that the terms of the Merger are fair to Bank's Stockholders from a financial point of view.

      SECTION 9.16 CHERRY ORCHARDS APARTMENTS SALE. Bank shall have used its best efforts to have sold its Cherry Orchards property on terms and conditions reasonably satisfactory to FBC.

                                   ARTICLE 10
                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BANK

      Bank's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Bank at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Bank, in whole or in part):

      SECTION 10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of FBC set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Bank's rights under this Agreement.

      SECTION 10.2 FBC'S PERFORMANCE. FBC shall have performed or complied with all covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on Bank's rights under this Agreement.

      SECTION 10.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by FBC in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Bank.

      SECTION 10.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by Bank Stockholders.

      SECTION 10.5 NO PROCEEDINGS. Since the Agreement Date, there must not have been commenced or Threatened against FBC or any FBC Subsidiary any Proceeding:
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Bank's rights under this Agreement.

      SECTION 10.6 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Bank, and all applicable waiting periods shall have expired.

      SECTION 10.7 NO PROHIBITIONS. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

      SECTION 10.8 FAIRNESS OPINION. Bank shall have received the Fairness Opinion dated as of the Agreement Date, to the effect that the terms of the Merger are fair to Bank's Stockholders from a financial point of view.

                                   ARTICLE 11
                                   TERMINATION

      SECTION 11.1 REASONS FOR TERMINATION AND ABANDONMENT. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

            (a) by mutual consent of the boards of directors of FBC and Bank;

            (b) by FBC if: (i) any of the conditions in Article 9 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of FBC to comply with its obligations under this Agreement); and (ii) FBC has not waived such condition on or before the Closing Date;

            (c) by Bank if: (i) any of the conditions in Article 10 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Bank to comply with its obligations under this Agreement); and (ii) Bank has not waived such condition on or before the Closing Date;

            (d) by FBC in accordance with the Environmental Investigation provisions of Section 6.7 of this Agreement;

            (e) by either FBC or Bank if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is eight (8) months after the Agreement Date, or such later date as the parties may agree (the "TERMINATION DATE").

      SECTION 11.2 EFFECT OF TERMINATION. Except as provided in Sections 11.3 and 11.4 of this Agreement, if this Agreement is terminated pursuant to Section
11.1 of this Agreement, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of FBC, Bank or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 11.3 and 11.4 of this Agreement, nothing herein shall relieve any party from liability for the Breach of any of its covenants or agreements set forth in this Agreement.

      SECTION 11.3 EXPENSES. Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "EXPENSES" as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment Bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

      SECTION 11.4 TERMINATION PAYMENT.

            (a) If this Agreement is terminated by:

                  (i)FBC because: (A) Bank committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (B) there is a Breach of Bank's representations or warranties as of the Agreement Date, unless, in either case of clauses (A) or
   (B), such Breach is a result of the failure by FBC to perform and comply in all material respects with any of its obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on Bank or any Bank Subsidiary, Bank shall pay to FBC, upon its written demand, an amount equal to Two Hundred Eleven Thousand Dollars ($211,000); or

                  (ii) FBC or Bank because both (A) any of: (x) any Person shall have commenced (as such term is used in Rule 14d-2(b) under the Securities Exchange Act) a bona fide tender offer or exchange offer to acquire at least 20% of the then-outstanding shares of Bank Common Stock, shall have otherwise made a bona fide proposal to Bank or Bank Stockholders by public announcement or other written communication that is or becomes the subject of public disclosure to engage in a transaction that will result in an acquisition of control of Bank, or shall have filed an application or notice with any Regulatory Authority for approval to engage in a transaction that will result in an acquisition of control of Bank; (y) the board of directors of Bank shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any transaction that will result in an acquisition of control of Bank by a Person other than FBC (or resolved to take any such action), whether or not permitted by the terms of this Agreement; or (z) the board of directors of Bank, in the exercise of its fiduciary duties as permitted by this Agreement, shall have failed to recommend in the Proxy Statement the approval of this Agreement and the Merger, shall have withdrawn, modified or changed, in any manner adverse to FBC, or publicly announced its intent to withdraw, modify or change, in any manner adverse to FBC, such recommendation of this Agreement and the Merger, or shall have failed to call or convene the meeting of Bank Stockholders referred to in Section 6.12 of this Agreement; and (B) Bank's Stockholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date, Bank shall pay to FBC, upon its written demand, an amount equal to Four Hundred Twenty-Two Thousand Dollars ($422,000);

                  (iii) Bank because: (A) FBC committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or

   (B) there is a Breach of FBC's representations or warranties as of the Agreement Date, unless, in either case of clauses (A) or (B), such Breach is a result of the failure by Bank to perform and comply in all material respects with any of its obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, FBC shall pay to Bank, upon its written demand, an amount equal to Two Hundred Eleven Thousand Dollars ($211,000).

            (b)The sum payable by Bank or FBC, as the case may be, under this Section shall constitute liquidated damages and the other party's receipt thereof shall be such party's sole and exclusive remedy under this Agreement.

                                   ARTICLE 12
                                  MISCELLANEOUS

      SECTION 12.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

      SECTION 12.2 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

      SECTION 12.3 WAIVER. Except as provided in Article 11 of this Agreement, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      SECTION 12.4 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

               If to FBC, to:

                        First BancTrust Corporation
                        206 South Central Avenue
                        Paris, Illinois  61944
                        Telephone:  (217) 465-6381
                        Telecopier: (217) 465-0234
                        Attention:  Terry J. Howard

               with copies to:

                        Howard & Howard Attorneys, P.C.
                        151 S. Rose Street, Suite 800
                        Kalamazoo, Michigan 49007
                        Telephone:  (269) 382-8765
                        Telecopier: (269) 382-1568
                        Attention:  Joseph B. Hemker, Esq.

               If to Bank, to:

                        Rantoul First Bank, s.b.
                        1500 East Grove
                        Rantoul, Illinois  61866
                        Telephone:  (217) 893-8100
                        Telecopier: (217) 893-4449
                        Attention:  Ronnie R. Shambaugh

               with copies to:

                        Luse Gorman Pomerenk & Schick, P.C.
                        5335 Wisconsin Ave., N.W., Suite 400
                        Washington, D.C. 20015
                        Telephone:  (202) 274-2000
                        Telecopier: (202) 362-2902
                        Attention:  Alan Schick, Esq.

or to such other Person or place as Bank shall furnish to FBC or FBC shall furnish to Bank in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

      SECTION 12.5 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, including the Bank Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

      SECTION 12.6 MODIFICATION. This Agreement may not be amended except by a written agreement signed by each of Bank and FBC. Without limiting the foregoing, Bank and FBC may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by Bank Stockholders shall affect the rights of Bank Stockholders in any manner that is materially adverse to such Persons.

      SECTION 12.7 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

      SECTION 12.8 FURTHER ASSURANCES. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      SECTION 12.9 SURVIVAL. The representations, warranties and covenants contained herein shall not survive beyond the Closing.

      SECTION 12.10 COUNTERPARTS; FACSIMILES. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The delivery of executed counterparts of this Agreement may be effected by telecopy, which shall have the same force and effect as original executed and delivered signature pages hereto.

      SECTION 12.11 JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of Bureau or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Bureau, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

RANTOUL FIRST BANK, S.B.                 FIRST BANCTRUST CORPORATION

By: /s/ Ronnie Shambaugh                 By: /s/ Terry J. Howard
    ---------------------------              ----------------------------
    Name: Ronnie Shambaugh                   Name: Terry J. Howard
    Title: President/CEO                     Title: President & CEO

                                       48